Exhibit 99.1

Behringer Harvard REIT I, Inc. Closes $340 Million Credit Facility

Funds Will Be Used to Refinance 10 & 120 S. Riverside Plaza
in Chicago and to Pursue Other Strategic Goals

DALLAS, October 31, 2011 — Behringer Harvard REIT I, Inc. announced today that it has closed on a $340 million secured credit facility. The facility includes a $200 million term loan and a $140 million revolving credit facility, each with a three-year term and two one-year extension options.

KeyBanc Capital Markets and J.P. Morgan Securities LLC were co-lead arrangers on the transaction, and JPMorgan Chase Bank, N.A. served as syndication agent. KeyBank National Association will serve as administrative agent for the facility.

“This credit facility strengthens the REIT’s ability to continue to pursue its strategic goals. One of these significant goals is the completion of the refinancing of the debt on our 10 & 120 S. Riverside Plaza property, which is the final step in our program to stabilize the financing of the REIT’s Chicago assets,” said Mr. Scott Fordham, Chief Operating and Financial Officer of Behringer Harvard REIT I, Inc. “Because nearly one-fourth of the net operating income generated by the REIT’s portfolio comes from our Chicago assets, this represents the achievement of a significant milestone.”

Mr. William J. Reister, Executive Vice President and Chief Investment Officer of Behringer Harvard REIT I, Inc., said, “We are pleased that our capital markets group was able to work successfully with an outstanding team of lenders to complete these arrangements in what is still a capital-constrained environment. This credit facility strengthens our balance sheet and substantially completes our refinancing efforts on almost $700 million of the REIT’s 2011 debt maturities. The REIT has no debt maturing in 2012 and very limited debt maturing before 2015.”

Behringer Harvard REIT I, Inc. is a public non-listed real estate investment trust with a portfolio of 58 properties comprising more than 22 million square feet of rentable space located in more than 25 metropolitan areas across the United States.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Annual Report on Form 10-K of Behringer Harvard REIT I, Inc. Forward-looking

– more –

statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Nicole Traycoff Richards Partners for Behringer Harvard nicole_traycoff@richards.com 214.891.5751

# # #